Exhibit 4.3

SENSEONICS HOLDINGS, INC.,
Issuer

AND

U.S. Bank National Association,
Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 25, 2019

to INDENTURE

Dated as of January 30, 2018

5.25% Convertible Senior Notes due 2023

SECOND SUPPLEMENTAL INDENTURE, dated as of July 25, 2019 (this “Second Supplemental Indenture”) between SENSEONICS HOLDINGS, INC., a Delaware corporation (the “Company”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), supplementing the Indenture, dated as of January 30, 2018 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 30, 2018 (the “First Supplemental Indenture”), relating to the Company’s 5.25% Convertible Senior Notes due 2023 (the “Notes”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the “Indenture”), and

WHEREAS, the Holders of a majority of the aggregate principal amount of the outstanding Notes have consented to the amendments to the Indenture reflected herein and, in accordance with Section 8.03 of the First Supplemental Indenture, all such amendments may be made to the Indenture with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding.

WHEREAS, the Company confirms that the conditions set forth in the Base Indenture and the First Supplemental Indenture for the execution and delivery of this Second Supplemental Indenture have been complied with; and

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Second Supplemental Indenture have in all respects been duly authorized.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND OTHE RPROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions.

Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 1.02. Incorporation of Indenture Provisions.

The parties hereto agree that the terms of Sections 13.01 (Governing Law; Jurisdiction), 13.02 (Waiver of Jury Trial), 13.05 (Benefits of Indenture), 13.07 (Severability) and 13.08 (Multiple Originals) of the First Supplemental Indenture are incorporated herein by reference, mutatis mutandis.

Section 1.03. Effect of Amendment.

This Second Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read together. The Company acknowledges and agrees that this Second Supplemental Indenture only amends, supplements and modifies the terms of the Indenture and does not constitute a novation, and the Company ratifies and confirms the terms and provisions of, and its obligations under, the Indenture (as modified by this Second Supplemental Indenture) and the Notes (as modified by this Second Supplemental Indenture) in all respects. Pursuant to Section 8.04 of the First Supplemental Indenture, each of the parties hereto acknowledges and agrees that each reference in the Indenture and the Notes to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this Second Supplemental Indenture.

Section 1.04. Trustee Disclaimer.

The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.05. Conditions.

The effectiveness of this Second Supplemental Indenture is conditioned on receipt by the Trustee of the written consent of the Holders of at least a majority of the aggregate principal amount of the outstanding Notes and an Officer’s Certificate and an Opinion of Counsel as required by Section 8.06 of the First Supplemental Indenture (receipt of which is hereby acknowledged).

ARTICLE 2

REMOVAL OF AND AMENDMENTS TO CERTAIN COVENANTS

Section 2.01. Section 4.10 of the First Supplemental Indenture is hereby deleted and replaced in its entirety with “[Reserved].”

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

SENSEONICS HOLDINGS, INC.

By:	/s/ Jon Isaacson
Name: Jon Isaacson
Title: CFO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

SIGNATURE PAGE TO THE SECOND SUPPLEMENTAL INDENTURE